Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2013

■ Third Quarter 2013 Revenue:	$1.44 billion; up 11%
■ Third Quarter 2013 Operating Income:	$151 million; up 13%
■ Third Quarter 2013 EPS:	75 cents vs. 65 cents

LOWELL, ARKANSAS, October 15, 2013 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2013 net earnings of $89.5 million, or diluted earnings per share of 75 cents vs. third quarter 2012 net earnings of $78.2 million, or 65 cents per diluted share.

Total operating revenue for the current quarter was $1.44 billion, compared with $1.30 billion for the third quarter 2012. Load growth of 11.6% in Intermodal (JBI), implementation of new private fleet conversions in Dedicated Contract Services (DCS)™ and an increase in revenue per load in Integrated Capacity Solutions (ICS), helped drive segment revenue increases of 12%, 17% and 13%, respectively. Truck (JBT) segment revenue decreased by 17%, primarily from a smaller fleet and lower tractor utilization. Current quarter total operating revenue, excluding fuel surcharges, also increased 11% vs. the comparable quarter 2012.

Operating income for the current quarter totaled $151 million vs. $133 million for the third quarter 2012. The increase in operating income from load growth, higher JBI box turns and freight mix was partially offset by increases in driver recruiting costs, higher rates paid to third party carriers for dray, brokerage and truckload services, higher driver mileage pay, higher equipment costs, and lower tractor utilization in JBT due to moderate customer demand and new hours of service regulations.

Interest expense in the current quarter decreased slightly due to lower interest rates from a year ago. The effective income tax rate for both the current quarter and third quarter 2012 was 38.25%. We expect our 2013 annual tax rate to be approximately 38.15%.

Segment Information:

Intermodal (JBI)

■    Third Quarter 2013 Segment Revenue:     $890 million; up 12%

■    Third Quarter 2013 Operating Income:     $118.0 million; up 21%

Overall volumes increased 11.6% over the same period in 2012 in an environment of moderating fuel prices and less seasonally volatile freight demand. Eastern network growth was 14.0% and transcontinental growth was 10.2% over the third quarter 2012. Revenue grew 12% with the effect of traffic mix, customer rate increases and fuel surcharges keeping revenue per load virtually flat compared to a year ago.

Operating income increased 21% over prior year. Benefits from steady demand, consistent load growth, improved box turns and lower office personnel compensation costs were partially offset by higher insurance and claims costs, higher costs to acquire and retain drivers, increased outsourced drayage costs, increased rail purchase transportation costs and higher fleet equipment costs. The current period ended with approximately 64,000 units of trailing capacity and 4,050 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■    Third Quarter 2013 Segment Revenue:      $319 million; up 17%

■    Third Quarter 2013 Operating Income:      $29.3 million; up 14%

DCS revenue increased 17% during the current quarter. Productivity (revenue per truck per week) decreased by approximately 3% vs. 2012 due to the higher percentage of customer provided equipment and customer paid fuel primarily with respect to new large private fleet conversions. New accounts provided a net additional 972 revenue producing trucks by the end of the quarter compared to prior year.

Operating income increased by 14% from a year ago. The increase is primarily due to the increase in revenue from new accounts and partially offset by higher recruiting, relocation and personnel retention costs mostly within the new fleet conversions; higher purchased transportation costs and toll expenses, also mostly within the new fleet conversions; increased bad debt expense and increased equipment costs. While the implementation of the two new fleet conversions is complete, implementation costs incurred in the current quarter were approximately $2.5 million versus previous estimates of $1 million. A portion of this increased cost is expected to be ongoing until the fleets for these new accounts are operating in the manner in which they were designed with the customer.

Integrated Capacity Solutions (ICS)

■     Third Quarter 2013 Segment Revenue:      $137 million; up 13%

■     Third Quarter 2013 Operating Income:      $ 2.8 million; down 48%

ICS revenue increased 13% in the current quarter vs. the third quarter 2012, primarily due to a 4% increase in load volume and a higher revenue per load. Revenue grew faster than volumes primarily due to freight mix changes driven by customer demand. Truckload brokerage volume increased for the quarter but was partially offset by a decrease in less-than-truckload brokered loads compared to the third quarter 2012. Both transactional and contractual volumes continued to grow during the quarter. Contractual business was approximately 64% of total load volume in the current period and comparable to third quarter 2012.

Operating income decreased 48% over the same period 2012 primarily due to a decline in our gross profit margin and increased personnel cost. Gross profit margin decreased to 10.4% in the current quarter vs. 12.8% last year, primarily due to higher rates paid to qualified third party carriers. Personnel costs increased from the comparable period a year ago as we continue to on-board and train staff in order to expand our branch network over the next two years. Total branches at the end of the quarter grew to 22. ICS’s carrier base increased 8% and the employee count increased 14.5% vs. third quarter 2012.

Truck (JBT)

■     Third Quarter 2013 Segment Revenue:     $97 million; down 17%

■     Third Quarter 2013 Operating Income:     $ 0.6 million; down 84%

JBT revenue for the current quarter decreased 17% from the same period in 2012, primarily from an 18% reduction in fleet size and lower utilization per truck. Rates per mile, excluding fuel surcharge decreased 0.4% on a 6% shorter length of haul. The slightly positive rate impact from spot business was more than offset by a 1.7% decrease in rates from consistent shippers. At the end of the period, JBT operated 1,951 tractors compared to 2,381 a year ago.

Operating income decreased by 84% compared to third quarter 2012. Favorable changes from lowering the size of the trailer fleet, fewer empty miles and reductions in office headcount were more than offset by lower tractor utilization from both moderate customer demand and new hours of service regulations, increased driver hiring costs, increased driver and independent contractor mileage pay and higher maintenance cost per unit.

Cash Flow and Capitalization:

At September 30, 2013, we had a total of $687 million outstanding on various debt instruments compared to $645 million at September 30, 2012 and $685 million at December 31, 2012.

Our net capital expenditures for the nine months ended September 30, 2013 approximated $334 million compared to $279 million for the same period 2012. At September 30, 2013, we had cash and cash equivalents of $6 million.

We did not purchase any shares of our common stock during the quarter. At September 30, 2013 we had approximately $388 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2013 approximated 117.9 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2012. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2013		2012
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$1,165,965		$1,046,769
Fuel surcharge revenues	269,885		249,023
Total operating revenues	1,435,850	100.0%	1,295,792	100.0%

Operating expenses
Rents and purchased transportation	724,417	50.5%	646,049	49.9%
Salaries, wages and employee benefits	289,789	20.2%	260,911	20.1%
Fuel and fuel taxes	114,147	7.9%	114,694	8.9%
Depreciation and amortization	64,291	4.5%	57,773	4.5%
Operating supplies and expenses	55,378	3.9%	48,281	3.7%
Insurance and claims	13,878	1.0%	13,745	1.1%
General and administrative expenses, net of asset dispositions	10,172	0.6%	9,369	0.6%
Operating taxes and licenses	8,168	0.6%	7,451	0.6%
Communication and utilities	4,881	0.3%	4,467	0.3%
Total operating expenses	1,285,121	89.5%	1,162,740	89.7%
Operating income	150,729	10.5%	133,052	10.3%
Net interest expense	5,835	0.4%	6,346	0.5%
Earnings before income taxes	144,894	10.1%	126,706	9.8%
Income taxes	55,422	3.9%	48,465	3.8%
Net earnings	$89,472	6.2%	$78,241	6.0%
Average diluted shares outstanding	119,357		120,281
Diluted earnings per share	$0.75		$0.65

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings
(in thousands, except per share data) (unaudited)

	Nine Months Ended September 30
	2013		2012
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$3,325,070		$2,990,971
Fuel surcharge revenues	785,225		725,873
Total operating revenues	4,110,295	100.0%	3,716,844	100.0%

Operating expenses
Rents and purchased transportation	2,062,745	50.2%	1,818,890	48.9%
Salaries, wages and employee benefits	835,765	20.3%	766,820	20.6%
Fuel and fuel taxes	340,987	8.3%	348,332	9.4%
Depreciation and amortization	187,304	4.6%	170,120	4.6%
Operating supplies and expenses	149,918	3.6%	133,632	3.6%
Insurance and claims	38,759	0.9%	37,385	1.0%
General and administrative expenses, net of asset dispositions	33,581	0.9%	19,718	0.5%
Operating taxes and licenses	23,723	0.6%	21,916	0.6%
Communication and utilities	14,338	0.3%	13,166	0.4%
Total operating expenses	3,687,120	89.7%	3,329,979	89.6%
Operating income	423,175	10.3%	386,865	10.4%
Net interest expense	18,320	0.4%	20,263	0.5%
Earnings before income taxes	404,855	9.9%	366,602	9.9%
Income taxes	154,337	3.8%	140,225	3.8%
Net earnings	$250,518	6.1%	$226,377	6.1%
Average diluted shares outstanding	119,552		120,022
Diluted earnings per share	$2.10		$1.89

Financial Information By Segment
(in thousands) (unaudited)

	Three Months Ended September 30
	2013		2012
	Amount	% Of Total	Amount	% Of Total
Revenue

Intermodal	$890,099	62%	$793,759	62%
Dedicated	318,951	22%	272,624	21%
Integrated Capacity Solutions	137,405	10%	121,268	9%
Truck	96,861	7%	116,699	9%
Subtotal	1,443,316	101%	1,304,350	101%
Intersegment eliminations	(7,466)	(1%)	(8,558)	(1%)
Consolidated revenue	$1,435,850	100%	$1,295,792	100%

Operating income

Intermodal	$118,034	78%	$97,943	74%
Dedicated	29,254	19%	25,592	19%
Integrated Capacity Solutions	2,839	2%	5,496	4%
Truck	648	1%	4,006	3%
Other (1)	(46)	(0%)	15	0%
Operating income	$150,729	100%	$133,052	100%

	Nine Months Ended September 30
	2013		2012
	Amount	% Of Total	Amount	% Of Total
Revenue

Intermodal	$2,541,093	62%	$2,249,918	61%
Dedicated	900,658	22%	795,786	21%
Integrated Capacity Solutions	391,551	10%	327,814	9%
Truck	299,873	7%	371,035	10%
Subtotal	4,133,175	101%	3,744,553	101%
Intersegment eliminations	(22,880)	(1%)	(27,709)	(1%)
Consolidated revenue	$4,110,295	100%	$3,716,844	100%

Operating income

Intermodal	$325,507	77%	$270,742	70%
Dedicated	80,905	19%	86,939	22%
Integrated Capacity Solutions	12,174	3%	11,516	3%
Truck	4,699	1%	17,731	5%
Other (1)	(110)	(0%)	(63)	(0%)
Operating income	$423,175	100%	$386,865	100%

 (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2013	2012

Intermodal

Loads	411,548	368,709
Average length of haul	1,693	1,697
Revenue per load	$2,163	$2,153
Average tractors during the period *	4,033	3,522

Tractors (end of period)
Company-owned	3,452	3,134
Independent contractor	598	413
Total tractors	4,050	3,547

Net change in trailing equipment during the period	2,009	1,901
Trailing equipment (end of period)	63,920	57,913
Average effective trailing equipment usage	62,448	56,088

Dedicated

Loads	485,994	395,912
Average length of haul	190	198
Revenue per truck per week**	$4,023	$4,146
Average trucks during the period***	6,099	5,153

Trucks (end of period)
Company-owned	5,606	4,819
Independent contractor	10	15
Customer-owned (Dedicated operated)	600	410
Total trucks	6,216	5,244

Trailing equipment (end of period)	18,355	13,176
Average effective trailing equipment usage	19,828	14,555

Integrated Capacity Solutions

Loads	93,880	90,009
Revenue per load	$1,464	$1,347
Gross profit margin	10.4%	12.8%
Employee count (end of period)	490	428
Approximate number of third-party carriers (end of period)	34,000	31,400

Truck

Loads	95,302	109,268
Average length of haul	434	462
Loaded miles (000)	41,151	49,885
Total miles (000)	47,969	58,313
Average nonpaid empty miles per load	74.5	77.4
Revenue per tractor per week**	$3,758	$3,783
Average tractors during the period *	1,989	2,406

Tractors (end of period)
Company-owned	1,193	1,425
Independent contractor	758	956
Total tractors	1,951	2,381

Trailers (end of period)	7,698	9,095
Average effective trailing equipment usage	6,744	7,982

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2013	2012

Intermodal

Loads	1,177,910	1,047,641
Average length of haul	1,691	1,696
Revenue per load	$2,157	$2,148
Average tractors during the period *	3,860	3,362

Tractors (end of period)
Company-owned	3,452	3,134
Independent contractor	598	413
Total tractors	4,050	3,547

Net change in trailing equipment during the period	4,958	3,407
Trailing equipment (end of period)	63,920	57,913
Average effective trailing equipment usage	59,511	53,578

Dedicated

Loads	1,331,134	1,114,939
Average length of haul	195	203
Revenue per truck per week**	$4,079	$4,145
Average trucks during the period***	5,729	4,978

Trucks (end of period)
Company-owned	5,606	4,819
Independent contractor	10	15
Customer-owned (Dedicated operated)	600	410
Total trucks	6,216	5,244

Trailing equipment (end of period)	18,355	13,176
Average effective trailing equipment usage	18,939	13,615

Integrated Capacity Solutions

Loads	289,543	232,259
Revenue per load	$1,352	$1,411
Gross profit margin	11.7%	12.5%
Employee count (end of period)	490	428
Approximate number of third-party carriers (end of period)	34,000	31,400

Truck

Loads	297,212	344,672
Average length of haul	430	472
Loaded miles (000)	126,914	160,987
Total miles (000)	148,624	187,024
Average nonpaid empty miles per load	74.0	75.8
Revenue per tractor per week**	$3,835	$3,866
Average tractors during the period*	2,035	2,494

Tractors (end of period)
Company-owned	1,193	1,425
Independent contractor	758	956
Total tractors	1,951	2,381

Trailers (end of period)	7,698	9,095
Average effective trailing equipment usage	7,132	8,072

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,968	$5,589
Accounts Receivable	584,914	466,011
Prepaid expenses and other	57,150	82,932
Total current assets	648,032	554,532
Property and equipment	3,150,319	2,904,706
Less accumulated depreciation	1,112,933	1,019,232
Net property and equipment	2,037,386	1,885,474
Other assets	27,016	24,635
	$2,712,434	$2,464,641

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$100,000
Trade accounts payable	304,799	266,722
Claims accruals	61,823	47,442
Accrued payroll	61,173	70,647
Other accrued expenses	11,793	17,199
Deferred income taxes	750	750
Total current liabilities	690,338	502,760

Long-term debt	437,474	585,347
Other long-term liabilities	56,723	53,050
Deferred income taxes	547,422	531,624
Stockholders' equity	980,477	791,860
	$2,712,434	$2,464,641

Supplemental Data

(unaudited)

	September 30, 2013	December 31, 2012

Actual shares outstanding at end of period (000)	117,856	117,529

Book value per actual share outstanding at end of period	$8.32	$6.74

	Nine Months Ended September 30
	2013	2012

Net cash provided by operating activities (000)	$411,228	$417,339

Net capital expenditures (000)	$333,624	$279,037